Exhibit 15.03

CONSENT OF DANIEL DOUCET

I consent to the use of my name and the incorporation by reference of, and reference(s) to in the Registration Statements on Form F-10 (registration no. 333-174751), Form F-3D (registration no. 333-183723) and Form S-8 (registration nos. 333-130339 and 333-152004) of the information that I have prepared or supervised the preparation of as a “qualified person” under the Canadian Securities Administrators National Instrument 43-101 in the Annual Report on Form 20-F of Agnico-Eagle Mines Limited for the year ended December 31, 2012 filed with the Securities and Exchange Commission.

by	/s/ Daniel Doucet
Daniel Doucet
Corporate Director, Reserve Development

March 28, 2013